SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported) ______November 23, 2005____________
_____Corning Natural Gas Corporation______________________________________________
(Exact name of registrant as specified in its charter)
_____New York_____________________0-643_______________16-0397420______________
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)
_____330 W William Street, PO Box 58, Corning, NY 14830_____________________________
(Address of principal executive offices)
_____(607) 936-3755____________________________________________________________
(Registrants telephone number, including area code)
______________________________________________________________________________
(Former name or former address, if changed since last report)

Item 8.01 Other Events

On October 28, 2005, the New York Public Service Commission ("PSC") issued an Order Instituting Proceeding and to Show Cause ("Show Cause Order") in which it reported that, according to its Staff's analysis, the Company would have insufficient cash and credit over the period December 2005 through February 2006 to secure the supplies of natural gas necessary to serve the Company's retail customers. The Show Cause Order described the PSC Staff's two principal concerns relative to the Company's preparation for the coming winter: inability to resolve cash-flow problems and failure to take action to protect customers from price volatility, including failure to fill storage on a timely basis earlier in the year when prices were more favorable than they were later. The Show Cause Order also discussed the PSC Staff's related concern that the Company had not followed the guidance of the PSC's 1998 Statement of Policy Regarding Gas Purchasing Practices ("Policy Statement").

In the weeks preceding issuance of the Show Cause Order, the Company had been working to secure cash and winter supplies of natural gas through a combination of means. Due to the Company's relatively small size it had been required to provide prepayment for all or most of its supply requirements from those Marketers offering competitive pricing, effectively advancing the time of payment by nearly two months. That action, coupled with the continuing high prices of natural gas, especially following Hurricanes Katrina and Rita, meant that the Company's cash flow would be severely strained and would likely become negative early in the 2005-2006 winter, returning to positive levels only after the winter. As a consequence, the Company sought ways of obtaining sufficient cash or credit to meet its natural gas purchase obligations. In September 2005, the Company negotiated an agreement with Sprague Energy, Inc. ("Sprague") whereby Sprague would purchase the Company's natural gas already in storage and complete filling storage to the operationally necessary level. Pursuant to that agreement, Sprague made payments to the Company totaling $5.195 million, which the Company is using for current cash needs. As natural gas is withdrawn from storage, Corning will pay Sprague an index-based price. The cash for storage gas was to be provided under the Company's two lines of credit, totaling approximately $6.6 million, from Community National Bank, N.A. ("Community Bank"). The Company had also sought to enter into a voluntary arrangement with one or more other natural gas local distribution companies ("LDCs") whereby such LDC would supply natural gas to the Company during the winter months when sufficient cash to cover all supplies was not available and receive payment at the end of the winter when the Company's cash flow returned to positive. At the time the PSC issued the Show Cause Order, however, such an arrangement was not in place.

In the Show Cause Order, the PSC expressed its preference that the Company continue its efforts to enter into a voluntary supply arrangement with another LDC; but the PSC determined to commence a proceeding to support implementation of mandatory assistance to the Company under the New York Public Service Law ("PSL"). According to the PSC, the proceeding would determine, after a hearing, whether a public emergency exists, whether natural gas supplies are available from other LDCs that could be transferred to the Company, and what measures are required to assure that the assisting LDC or LDCs will receive just compensation.

The Show Cause Order specifically ordered the following: (1) institution of the proceeding to determine whether a shortage of natural gas exists that may result in a public emergency and whether any New York gas corporation has access to gas supplies in excess of the amounts necessary to supply its customers; (2) the Company and its officers and directors are ordered to show cause in writing by January 13, 2006 why it should not be ordered to follow the provisions of the Policy Statement; (3) the Company and its officers and directors are ordered to show cause in writing by January 13, 2006 why the PSC should not order, after a hearing if necessary, that a temporary operator be required for the Company; and (4) the PSC Staff is directed to file a report by March 31, 2006 on the Company's natural gas procurement practices and to recommend whether a proceeding is necessary to investigate the prudence of those practices in preparing for the 2005-2006 winter season.

On November 3, 2005, Community Bank notified the Company that, in light of the issuance of the Show Cause Order, it had decided to suspend the Company's access to the two lines of credit. Community Bank stated, however, that it would continue to work with the Company to achieve a workable resolution. The Company is continuing to work with Community Bank in an effort to re-open the lines of credit.

By letter dated November 9, 2005, ConocoPhillips Company ("Conoco"), which had not previously required payment prior to delivery notified the Company that it was invoking the provisions of its contract with the Company that require the Company to furnish adequate assurance of performance to cover the cost of natural gas delivered in October 2005 and gas to be delivered in November 2005, totaling approximately $.9 million, and stating that Conoco would suspend deliveries if such assurance were not provided by November 14, 2005. Conoco subsequently agreed to postpone that deadline to permit the parties to discuss a satisfactory resolution.

On November 10, 2005, after efforts to enter into voluntary supply assistance arrangements with other LDCs failed to produce an agreement, the Company began negotiations with KeySpan Corporation ("KeySpan") with the same objective. On November 17, 2005, after negotiations among the Company, Community Bank, Conoco and KeySpan, Community Bank and Conoco executed separate letter agreements with the Company indicating their willingness to re-open the lines of credit and to continue supplying gas, respectively, upon implementation of additional security measures, which the Company is willing to do. On November 18, 2005, the PSC held a public hearing to determine the ability of LDCs in New York to provide natural gas supply assistance to the Company in the event that a voluntary arrangement could not be effected and the Commission deemed it necessary to order such assistance. By letter dated November 21, 2005, however, KeySpan committed to assist the Company with both flowing gas supply requirements and storage arrangements at least through December 2005. In view of that commitment, the PSC, at its open meeting held November 22, 2005, deemed it unnecessary to order assistance to be provided by one or more other LDCs. The Company is working with KeySpan, Community Bank and Conoco to complete the necessary documents and security arrangements to provide for full coverage of the Company's natural gas supply needs for the 2005-2006 winter for both flowing gas and storage gas. Upon completion of these items, the Company expects that Community Bank will re-open the lines of credit.

On October 31, 2005, the Company filed with the PSC a request to increase its rates for natural gas service by approximately $3.46 million or 16.2 percent. Ordinarily, major rate increases are not permitted by the PSC to take effect for approximately 11 months after filing, which, in this case, would be on or about October 1, 2006. In an effort to realize the benefits of the proposed increase as soon as possible, however, the Company moved for the establishment of the increased rates on an emergency temporary basis, to take effect by January 1, 2006. The Company later amended the motion to request that the increase take effect by December 1, 2005. To date, the PSC has not made a decision on the motion and, as a practical matter, the increase could not take effect by December 1, 2005. Whether and the extent to which the PSC will authorize the Company to implement all or a portion of the requested rate increase on a temporary basis cannot be predicted.

In order to recover the increased cost of natural gas supplies on as current a basis as possible, the Company has included in the monthly Gas Cost Statement it filed with the PSC for December 2005, a factor to include current estimates designed to reflect the impact of volatile natural gas costs. The Company intends to continue the use of this factor indefinitely to enhance its ability to collect these costs as promptly as possible. As is standard practice under PSC regulations, any difference between actual and estimated natural gas costs will be reconciled in a filing to be made in October 2006.

The Company believes that completion of the documents and security measures necessary to implement the supply arrangement with KeySpan, the re-opening of the Community Bank lines of credit, and the restoration of natural gas supplies from Conoco, together with use of more current estimates in the monthly Gas Cost Statement to accelerate the collection of natural gas supply costs, will enable the Company to maintain reliability of service to its customers and to pay for the natural gas supplies required to do so throughout the 2005-2006 winter. To the extent that the Company's motion to establish temporary rates is successful in obtaining a prompt increase in delivery rates, the enhanced cash flow resulting from that increase will further assist the Company in, among other things, meeting current expenses, avoiding incurrence of further indebtedness, and in paying down the lines of credit.

Finally, with regard to the remaining topics to be addressed pursuant to the PSC's Show Cause Order, namely, whether the Company should be ordered to follow the provisions of the Policy Statement, why a temporary operator should not be appointed, and the preparation of a report by the PSC Staff on the prudence of the Company's natural gas procurement practices, the Company intends to respond to the PSC by the appropriate deadlines with a vigorous demonstration of the appropriateness of its actions and why the additional measures suggested in the Show Cause Order are inappropriate.

SIGNATURES:

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.
CORNING NATURAL GAS CORPORATION
---------------------------------------------------------
(Registrant)
Date: November 23, 2005	/s/ Kenneth J. Robinson
Kenneth J. Robinson, Executive Vice President

Date: November 23, 2005	/s/ Thomas K. Barry
Thomas K. Barry, Chairman of the Board,
President and Chief Executive Officer